Exhibit (a)(1)(B)

From:	MIP Exchange
To:	MIP Exchange Participants
Subject:	Global Business Travel Group, Inc. Offer to Exchange Eligible Options for New Restricted Stock Units

Global Business Travel Group, Inc. (“GBTG,” “we,” “us” or “our”) is commencing an Offer to Exchange Eligible Options for New Restricted Stock Units (the “Exchange Offer”) today, December 13, 2022. You are receiving this email because you are currently eligible to participate and exchange certain outstanding stock options for replacement restricted stock units with modified terms (“New RSUs”).

The terms and conditions of the Exchange Offer are described in detail in the Tender Offer Statement on Schedule TO and the exhibits thereto including the Offer to Exchange Eligible Options for New Restricted Stock Units (the “Offer Documents”) filed by GBTG with the U.S. Securities and Exchange Commission (the “SEC”), and can be accessed on the GBTG website at www.amexglobalbusinesstravel.com or through the SEC website at www.sec.gov.

“Eligible Options” means all out-of-the-money GBTG stock options, meaning outstanding stock options to purchase our Class A common stock that have an exercise price that is equal to or greater than the closing price for our Class A Common Stock on the day that the Tender Offer closes and that are held by an Eligible Participant. Eligible Options granted prior to December 2, 2021 are referred to as “Eligible Legacy Options” and Eligible Options granted on December 2, 2021 are referred to as “Eligible BCA Options”.

If you participate in the Exchange Offer, all of your tendered Eligible Options will be irrevocably cancelled and we will grant you New RSUs with modified terms, as described in the Offer Documents. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you must tender for exchange all (but not less than all) of your Eligible Legacy Options and / or all (but not less than all) of your Eligible BCA Options. In addition, an election to participate in the Exchange Offer will be deemed an acceptance of the applicable RSU award agreement attached to the Offer Documents.

All documents, communications and questions regarding the Exchange Offer should be delivered to and received from our designated email account (the “Exchange Account”): MIPExchange@amexgbt.com.

Please carefully read all of the Offer Documents before making any decisions regarding this Exchange Offer. You will receive an Election Form separately through DocuSign for your review and completion. Once completed, the form will automatically be returned to the Exchange Account.

To participate in the Exchange Offer, you must sign and return the Election Form sent to you via DocuSign. Initial elections will be accepted only via DocuSign and failure to complete the election form will be deemed a decision not to participate in the Exchange Offer. If you later decide to withdraw your election, please deliver by email to the Exchange Account your completed and signed Notice of Withdrawal, a form of which is being provided to you concurrently with this email and is attached as an exhibit to the Offer Documents, or you can request a form by emailing the Exchange Account.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options prior to the Expiration Time (as defined below). Any such subsequent elections to tender Eligible Options will be accepted only via email to the Exchange Account of a new, signed and dated Election Form, a form of which is being provided to you concurrently with this email and is attached as an exhibit to the Offer Documents, or you can request a form by emailing the Exchange Account. The Exchange Offer will expire at 11:59 p.m., Eastern Time, on Wednesday, January 11, 2023 (the “Expiration Time”).

We may extend this expiration date and time in our discretion, in which case references to the “Expiration Time” shall refer to any such extended date and time.

Please understand that we cannot advise you on whether or not to participate in the Exchange Offer. Participation in the Exchange Offer is entirely your decision and at your discretion, and you should make the decision about whether to participate based on your personal circumstances. GBTG recommends that you consult your tax and financial advisors to address questions regarding your decision. This notice does not constitute an offer. The full terms of the Exchange Offer are described in the Offer Documents, which you may access on the GBTG website at www.amexglobalbusinesstravel.com or through the SEC website at www.sec.gov. The Exchange Offer has been submitted for the approval of GBTG’s stockholders at the special meeting of the Company’s stockholders on January 6, 2023 or any adjournment or postponement date thereof (the “Special Meeting”). If the requisite affirmative vote of GBTG stockholders to approve the Exchange Offer is not obtained at the Special Meeting, the Exchange Offer will not be consummated and will be cancelled. This communication is not intended to, and does not constitute a solicitation of any proxy, vote or approval of GBTG’s stockholders. If you are a stockholder you are urged to read the Preliminary Proxy Statement on Schedule 14A filed with the SEC on November 21, 2022, the definitive proxy statement once filed by GBTG with the SEC, and any other relevant documents carefully in their entirety because they will contain important information.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Documents.

Regards,

Eric J. Bock
Chief Legal Officer, Global Head of M&A, Compliance
and Corporate Secretary

Attachments:
•
Tender Offer and Exhibits
•
Election Form
•
Notice of Withdrawal of Election Form